                                                                    EXHIBIT 6(d)

                            COMPASS CAPITAL FUNDS(R)

                          (PREVIOUSLY THE PNC(R) FUND)
                 AMENDMENT NO. 3 TO THE DISTRIBUTION AGREEMENT



          This Amendment dated as of the __th day of January, 1996, is entered into by and among COMPASS CAPITAL FUNDS, a Massachusetts business trust (the "Company"), Provident Distributors, Inc. ("PDI"), a Delaware corporation ("PDI") and Compass Distributor, Inc., a wholly-owned subsidiary of PDI ("CDI").

          WHEREAS, the Company and PDI have entered into a Distribution Agreement dated as of January 31, 1994, and amended as of September 23, 1994 and October 18, 1994 (the "Distribution Agreement"), pursuant to which the Company appointed PDI to act as distributor to the Company;

          WHEREAS, the parties hereto desire to amend the Distribution Agreement as provided herein; and

          WHEREAS, except to the extent amended hereby, the Distribution Agreement, as previously amended, shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

          NOW, THEREFORE, the parties hereby, intending to be legally bound, hereby agree as follows:

          1. Paragraph (f) of Section 2 (relating to the delivery of documents) is amended to read in its entirety as follows:

               "(f) The Company's Amended and Restated Distribution and Service Plan relating to the Company's respective Share classes."

          2.   Paragraph 3A is amended to read in its entirety as follows:

               "3A. Payments Relating to Distribution Plans.  Payments by the
                    ---------------------------------------
               Company relating to any distribution plan within the meaning of Rule 12b-1 under the 1940 Act (a "Plan") adopted by the Company's Board of Trustees may be payable to the Distributor or its assignees, all in accordance with the terms and conditions of such Plan."

          3.   Paragraph 3B is amended to read in its entirety as follows:

               "3B.  Payments of Sales Charges.  Any front-end sales charges or
                     -------------------------
               deferred sales charges payable in connection with purchases of Series A Investor Class Shares, Series B Investor Class Shares and Series C Investor Class Shares, respectively, shall be payable to the Distributor or its assignees, all in accordance with the Company's registration statement."

          4. CDI is hereby substituted for PDI as a party to the Distribution Agreement. All references to the "Distributor" in the Agreement shall be deemed to refer to CDI for all periods beginning on or after the date hereof.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.


                              Compass Capital Funds(R)


                              By: ____________________________
                              Name: __________________________
                              Title: _________________________


                              Provident Distributors, Inc.


                              By: ____________________________
                              Name: __________________________
                              Title: _________________________



                              Compass Distributors, Inc.


                              By: ____________________________
                              Name: __________________________
                              Title: _________________________